Exhibit 10.1

NPS Pharmaceuticals, Inc.

Nonemployee Director Deferred

Compensation Program

Effective May 12, 2005

i

NPS Pharmaceuticals, Inc.

Nonemployee Director Deferred Compensation Program

Article 1. Establishment, Purpose, and Duration

1.1 Establishment of this Program. NPS Pharmaceuticals, Inc. (“NPS” or the “Company”) hereby establishes a deferred compensation program for Nonemployee Directors under the NPS Pharmaceuticals, Inc. 2005 Omnibus Incentive Plan (“Omnibus Plan”) to be known as the “NPS Pharmaceuticals, Inc. Nonemployee Director Deferred Compensation Program” (the “Program”), as set forth in this document.

1.2 Purpose of this Program. The Company has implemented a compensation scheme for its Nonemployee Directors, which consists of the payment of annual retainer fees and meeting fees in the form of cash and equity and the award of nonretainer equity. A detailed description of Nonemployee Director Compensation in effect as of the effective date of this Program is attached hereto as Appendix A. The purpose of this Program is to advance the interests of the Company and its stockholders by enabling Nonemployee Directors to receive Deferred Stock Units in lieu of all or a portion of the Compensation they receive from the Company for annual retainer fees and meeting fees and to receive Deferred Stock Units for all of the Nonretainer Equity Compensation.

1.3 Duration of this Program. This Program shall commence on May 12, 2005 and shall remain in effect, until terminated by the Board of Directors pursuant to Article 10.

Article 2. Definitions

Capitalized terms not otherwise defined in this Program or an Award Agreement between the Company and a Nonemployee Director will have the meanings set forth in the Omnibus Plan.

For purposes of this Program, the following definitions will control:

2.1 “Common Stock” means a share of common stock of the Company, par value of $.001 per share.

2.2 “Compensation” means all remuneration payable to a Nonemployee Director for services to the Company as a Nonemployee Director, other than reimbursement for expenses and Nonretainer Equity Compensation, and shall include (a) retainer fees for service on the Board, (b) fees for serving as chairman of a committee of the Board, (c) fees for attendance at meetings of the Board and any committees thereof, (d) compensation for work performed in connection with service on a committee of the Board or at the request of the Board, any committee thereof or a member of the Company’s Chief Executive Office or the Chairman of the Board, and (e) any other kind or category of fees or payments which may be put into effect in the future.

2.3 “Deferral Election” means an “Election to Defer” form completed by a Participant and filed with the Board that indicates the amount of his or her Compensation that is or will be deferred under this Program.

2.4 “Deferrals” means, individually or collectively, amounts deferred under this Program, whether deferred on an elective or mandatory basis.

2.5 “Deferred Stock Unit” represents an obligation of the Company to issue a share of Common Stock to a Nonemployee Director in the future.

2.6 “Disabled” or “Disability” means a Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer.

2.7 “Discretionary Noncash Compensation” means the portion of a Nonemployee Director’s Compensation, which the Nonemployee Director elects to have paid in the form of Deferred Stock Units pursuant to Article 5.

2.8 “Fair Market Value” for purposes of this Program means the closing price of a share of Common Stock as reported on the Nasdaq Stock Market.

2.9 “Mandatory Noncash Compensation” means the portion of a Nonemployee Director’s Compensation, which must be paid in the form of Deferred Stock Units pursuant to Article 5.

2.10 “Nonemployee Director Stock Ownership Guidelines” means the stock ownership guidelines applicable to Nonemployee Directors adopted by the Board on March 28, 2005.

2.11 “Nonretainer Equity Compensation” means the portion of remuneration to be awarded to Nonemployee Directors solely in the form of Deferred Stock Units for service on the Board in general and is not tied to committee appointments, meeting attendance or specific services.

2.12 “Participant” means a Nonemployee Director of the Company who has an outstanding Deferral under this Program.

2.13 “Specified Participant” means a Participant described in Code Section 416(i) without regard to paragraph (5) thereof.

Article 3. Administration

3.1 General. The Program shall be administered by or under the direction of the Board unless and until the Board delegates administration to a committee of the Board. The Board may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Board, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2 Authority of the Board. The Board shall have full and exclusive discretionary power to interpret the terms and the intent of this Program and any Award Agreement or other agreement or document ancillary to or in connection with this Program, to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Program as the Board may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award terms and conditions, including the terms and conditions set forth in Award Agreements, granting Awards as an alternative to or as the form of payment for grants or rights earned or due under compensation plans or arrangements of the Company, construing any ambiguous provision of the Program or any Award Agreement, and adopting modifications and amendments to this Program or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate.

3.3 Delegation.

(a)	The Board may delegate administration of the Plan to a Board committee composed of not fewer than two members. All members of such committee shall be Nonemployee Directors, to the extent necessary to comply with the applicable provisions of Rule 16b-3, Section 162(m) and the listing requirements of the Nasdaq Stock Market. If administration is delegated to a committee, the committee shall have, in connection with the administration of the Program, the powers theretofore possessed by the Board (and references in this Program to the Board shall in such event, be to the committee), subject, however, to such resolutions, not inconsistent with the provisions of the Program, as may be adopted from time to time by the Board. The Board may abolish the committee at any time and revest in the Board the administration of the Program.

(b)	The Board may delegate to one or more of its members or to one or more officers of the Company, and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Board or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Board or such individuals may have under this Program.

Article 4. Participation

Every Nonemployee Director shall participate in this Program.

Article 5. Deferral of Compensation

5.1 Deferral of Compensation. The amount each Nonemployee Director shall receive of his or her Compensation in the form of Deferred Stock Units (“Mandatory Noncash Compensation”) and whether a Nonemployee Director may elect to have none, fifty percent (50%) or one hundred percent (100%) of his or her Compensation otherwise payable in cash, if any, to be paid in Deferred Stock Units (“Discretionary Noncash Compensation”) shall depend on whether the Nonemployee Director is in compliance with the Nonemployee Director Stock Ownership Guidelines as of the end of the year prior to the year in which such Compensation would otherwise be earned, as follows:

(a)	When a Nonemployee Director is not in compliance with the Nonemployee Director Stock Ownership Guidelines, then one hundred percent (100%) of his or her Compensation shall be paid in the form of Mandatory Noncash Compensation which shall be settled with Deferred Stock Units which shall thereafter be settled in Common Stock.

(b)	When a Nonemployee Director is in compliance with the Nonemployee Director Stock Ownership Guidelines, then, unless such Nonemployee Director otherwise elects, one hundred percent (100%) of his or her Compensation shall be paid in cash. Each Nonemployee Director shall have the right to elect to have fifty percent (50%) or one hundred percent (100%) of his or her Compensation otherwise payable in cash to be paid in Deferred Stock Units (“Discretionary Noncash Compensation”).

5.2 Issuance of Deferred Stock Units.

(a)	Retainer Fees. Mandatory Noncash Compensation and Discretionary Noncash Compensation payable to a Nonemployee Director for retainer fees for service on the Board and/or a Committee of the Board shall be payable in Deferred Stock Units. The number of Deferred Stock Units issuable to a Nonemployee Director for retainer fees shall be equal to the quotient obtained by dividing the total retainer fees payable in Deferred Stock Units by the Fair Market Value of a share of Common Stock on the date such fees are due and payable. Retainer fees are due and payable on the next business day after the Company’s annual meeting of stockholders.

(b)	Meeting Fees. Mandatory Noncash Compensation and Discretionary Noncash Compensation payable to a Nonemployee Director for fees earned in connection with the attendance at meetings of the Board and any committee thereof shall be payable in Deferred Stock Units. Meeting fees are due and payable on the 15th day of the month following the calendar quarter in which they were earned, as follows:

•	fees earned during the first quarter will be awarded on April 15th;

•	fees earned during the second quarter will be awarded on July 15th;

•	fees earned during the third quarter will be awarded on October 15th; and

•	fees earned during the fourth quarter will be awarded on January 15th of the following year.

If the 15th is a weekend or holiday, then the Deferred Stock Units will be valued and awarded on the next business day.

The number of Deferred Stock Units issuable to a Nonemployee Director for meeting fees shall be equal to the quotient obtained by dividing the total meeting fees payable in Deferred Stock Units by the Fair Market Value of a share of Common Stock on the date such fees are due and payable. Provided, however, that for purposes of determining the number of Deferred Stock Units issuable for the first quarter of 2005, the valuation date shall be the Fair Market Value on May 12, 2005, the effective date of the Program.

5.3 Deferral of Nonretainer Equity Compensation.

(a)	Each Nonemployee Director shall receive one hundred percent (100%) of his or her Nonretainer Equity Compensation in Deferred Stock Units.

(b)	The Nonretainer Equity Compensation awarded to each Nonemployee Director shall be awarded on a quarterly basis in four equal installments. Installments shall be payable in Deferred Stock Units each calendar quarter on January 15th, April 15th, July 15th, and October 15th. If the 15th is a weekend or holiday, then the Deferred Stock Units will be valued and awarded on the next business day.

(c)	The number of Deferred Stock Units for each respective quarter issuable to a Nonemployee Director for his or her Nonretainer Equity Compensation shall be equal to the quotient obtained by dividing the total quarterly installment payable in Deferred Stock Units for that quarter by the Fair Market Value of a share of Common Stock on the installment due date. Provided, however, that for purposes of determining the number of Deferred Stock Units issuable for the first and second quarters of 2005, the valuation date shall be the Fair Market Value on May 12, 2005, the effective date of the Program.

5.4 Deferral Elections. Subject to paragraph (d) below, all Deferral Elections permitted by Section 5.1 shall be irrevocable, shall be made on an “Election to Defer” form as prescribed by the Board from time to time, and shall comply with the following requirements.

(a)	The Deferral Election shall be in writing and shall specify a percentage or dollar amount of the Discretionary Noncash Compensation to be paid in Deferred Stock Units.

(b)	The Deferral Election shall be made prior to the beginning of the calendar year in which such Compensation would otherwise be earned. New Nonemployee Directors shall make such Deferral Election within thirty (30) days of their original election to the Board.

(c)	Subject to the foregoing provisions, the Deferral Election shall become effective on the date of receipt by the Company.

(d)	Any Deferral Election shall continue in effect until a written election to revoke or change such Deferral Election is received by the Company. Such election must be made prior to the beginning of the calendar year for which such Deferral Election is to be effective.

(e)	Any Nonemployee Director who fails to timely execute and file a Deferral Election with the Board shall not be permitted to defer receipt of any portion of his or her Compensation for such calendar year beyond the date the Compensation is otherwise payable in cash.

(f)	The amount specified by a Participant in a Deferral Election cannot reduce the Participant’s Compensation for a calendar year below the amount, if any, necessary to satisfy any applicable taxes and withholdings required by law, as determined by the Board.

(g)	No Deferral Elections shall be permitted for Discretionary Noncash Compensation earned in 2005 by currently serving Nonemployee Directors. The Compensation Committee has determined that deferrals for such directors for Compensation earned in 2005 shall be as set forth on Appendix B hereto.

5.5 Subsequent Deferral Elections. This Program does not permit a subsequent Deferral Election.

5.6 Number of Deferred Stock Units. The number of Deferred Stock Units to be granted in connection with a Participant’s Mandatory Noncash Compensation and/or Discretionary Noncash Compensation pursuant to this Article 5 shall equal the cash portion of the Compensation being deferred, divided by the Fair Market Value of a share of Common Stock on the date such cash Compensation would have been otherwise paid, except for its Deferral.

Article 6. Deferred Stock Units

6.1 Award Agreement. Each Nonemployee Director who receives Deferred Stock Units shall execute and deliver to the Company an agreement evidencing acceptance of the terms, conditions and restrictions applicable to such Deferred Stock Units.

6.2 Dividends. If the Company pays a cash dividend with respect to the Common Stock at any time while Deferred Stock Units are credited to a Nonemployee Director’s account, there shall be credited to the Nonemployee Director’s account additional Deferred Stock Units equal to the cash dividend the Nonemployee Director would have received had he or she been the actual owner of shares of Common Stock equal to the number of Deferred Stock Units then credited to the Nonemployee Director’s account, divided by the Fair Market Value of one share of Common Stock on the dividend payment date.

6.3 Unfunded and Nonassignable. The Company’s obligation with respect to Deferred Stock Units shall not be funded or secured in any manner, nor shall a Nonemployee Director’s right to receive payment be assignable or transferable, voluntarily or involuntarily, except as expressly provided herein.

6.4 Voting Rights. A Nonemployee Director shall not be entitled to any voting or other stockholder rights as a result of the credit of Deferred Stock Units to the Nonemployee Director’s account until certificates representing shares of Common Stock are delivered to the Nonemployee Director (or his or her designated beneficiary or estate) hereunder.

Article 7. Distributions

7.1 Form of Distribution. All distributions of Deferrals shall be in the form of Common Stock.

7.2 Distributions Pursuant to Deferral Elections. Compensation deferred under this Program may not be distributed earlier than:

(a)	separation from service (as determined by the Secretary of the United States Treasury), except that in the case of Specified Participants, distributions may not be made earlier than the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of the Participant);

(b)	the date the Participant becomes disabled pursuant to Section 2.6;

(c)	death; or

(d)	to the extent provided by the Secretary of the United States Treasury, a sale of substantially all the assets of the company.

7.3 Disability. A distribution payable by reason of a Participant’s Disability shall be paid as soon as practicable following the date the Participant’s Disability occurs.

7.4 Death. If a Participant dies before complete distribution of his or her Deferrals under this Program has occurred, the Participant’s undistributed Deferrals shall be paid in a single distribution of Common Stock.

7.5 No Acceleration of Distributions. Notwithstanding anything to the contrary herein, this Program does not permit the acceleration of the time or schedule of any distribution under this Program, except as provided by the Secretary of the United States Treasury for purposes of meeting the requirements of Code Section 409A.

Article 8. Source of Shares of Common Stock Issuable Under this Program

The Shares of Common Stock payable in settlement of Deferred Stock Units to Nonemployee Directors under this Program shall be paid from shares of Common Stock reserved or available for issuance under the Omnibus Plan or any other plan approved by stockholders under which Nonemployee Directors are eligible to be granted shares.

Article 9. Amendment

This Program may be amended at any time and from time to time by resolution of the Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without stockholder approval if such stockholder approval is required by law, rule or regulation and no such amendment shall result in a failure to meet the requirements of Code Section 409A. No amendment of this Program shall materially and adversely affect any right of any Participant with respect to any Deferred Stock Units theretofore credited without such Participant’s written consent, except that the Board may amend this Program, a Deferral Election, or any Deferrals, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming this Program, a Deferral Election, or any Deferrals to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 10. Termination

This Program shall terminate upon the adoption of a resolution of the Board terminating this Program. No termination of this Program shall materially and/or adversely affect any of the rights or obligations of any Nonemployee Director without his or her consent with respect to any Deferred Stock Units theretofore credited under this Program. In addition, no such termination shall result in a failure to meet the requirements of Code Section 409A.

Article 11. Inclusion in Income

If at any time during a taxable year this Program fails to meet the requirements of a nonqualified deferred compensation plan pursuant to the Internal Revenue Code and Treasury regulations thereunder and results in the assessment of the additional tax and/or interest under Code Section 409A, all Compensation deferred under this Program to which such additional tax and/or interest is applied shall be distributed in a single sum as soon as practicable.

Article 12. Tax Withholding

12.1 Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement.

12.2 Share Withholding. With respect to withholding required upon any other taxable event arising as a result of the DSUs granted hereunder, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 13. Miscellaneous Provisions

13.1 Neither this Program nor any action taken hereunder shall be construed as giving any Nonemployee Director any right to be retained in the service of the Company.

13.2 A Participant’s rights and interest under this Program may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant’s death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any Participant in this Program shall be subject to any obligation or liability of such Participant.

13.3 No shares of Common Stock shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable laws and requirements.

13.4 The expenses of this Program shall be borne by the Company.

13.5 This Program shall be unfunded. The Company shall not be required to establish any special or separate fund or reserve or to make any other segregation of assets to assure the issuance of shares of Common Stock hereunder.

13.6 By accepting any Deferred Stock Units hereunder, each Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under this Program by the Company or the Board.

13.7 The appropriate officers of the Company shall cause to be filed any registration statement required by the Securities Act of 1933, as amended, and any reports, returns or other information regarding any shares of Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other applicable statute, rule or regulation.

13.8 The provisions of this Program shall be governed by and construed in accordance with the laws of the State of Delaware.

13.9 Headings are given to the sections of this Program solely as a convenience to facilitate reference. Such headings, numbering and paragraphing shall not in any case be deemed in any way material or relevant to the construction of this Program or any provisions thereof. The use of the singular shall also include within its meaning the plural, where appropriate, and vice versa.

APPENDIX A

to the

NPS PHARMACEUTICALS, INC.

Nonemployee Director Deferred Compensation Program

NONEMPLOYEE DIRECTOR FEES

as in effect on May 12, 2005

I. Annual Retainer and Meeting Fees

A. Fees.

Annual Retainer	$19,000
Lead Director Annual Retainer	$10,000
Committee Chair Annual Retainer	$10,000
Board Meeting Attended (in person)	$1,500
Board Meeting Attended (via telephone/video)	$750
Audit Committee Meeting (in person)	$2,000
Audit Committee Meeting (via telephone/video)	$1,000
Committee Meeting in Person (non-audit)	$1,000
Committee Meeting (non-audit) (via telephone/video)	$500

B. Payment and Award Dates.

1. Retainer Fees. Retainer fees are due and payable on the next business day after the Company’s annual meeting of stockholders.

2. Meeting Fees. Meeting fees earned during a calendar quarter will be due and payable on the 15th day of the month following the quarter in which they were earned. If the 15th is not a business day then such fees are due and payable the following business day.

C. Cash/Deferred Stock Unit Mix. Unless a deferral election is in place, 100% of the retainer fees and the meeting fees are payable in cash.

D. Deferral. A Nonemployee Director may elect to defer either 50% or 100% of his or her retainer fees and meeting fees that are otherwise payable in cash. If the Nonemployee Director is not in compliance with the Nonemployee Director Stock Ownership Guidelines, then one hundred percent (100%) of the retainer fees and meeting fees will be paid in Deferred Stock Units until such time as the Nonemployee Director is in compliance.

II. Annual Nonretainer Equity Compensation.

A. Annual Nonretainer Equity Compensation. $125,000

B. Form of Payment and Payment Date. Nonretainer Equity Compensation shall be payable in Deferred Stock Units only, with one-fourth of such amount ($31,250) payable on the 15th day of the first month of each calendar quarter as follows: January 15th, April 15th, July 15th, and October 15th. If the 15th day falls on a day other than a business day, then payment shall be made on the following business day.

APPENDIX B

to the

NPS PHARMACEUTICALS, INC.

Nonemployee Director Deferred Compensation Program

2005 DISCRETIONARY NONCASH COMPENSATION DEFERRALS

OF

NONEMPLOYEE DIRECTORS

NonEmployee Director	Deferral Percentage
Mike Bonney	100%
Sandy Costa	50%
John Evans	0%
Jim Groninger	50%
Skip Klein	100%
Don Kuhla	100%
Tom Parks	100%
Rachel Selisker	100%
Cal Stiller	100%
Peter Tombros	100%